Exhibit 99.5

Foster Wheeler Europe Limited and Subsidiaries
Condensed Consolidated Financial Statements
March 31, 2004

Foster Wheeler Europe Limited and Subsidiaries
Condensed Consolidated Balance Sheet
(in thousands of dollars)
(Unaudited)

	March 31,	December 31,
	2004	2003

ASSETS
Current Assets:
Cash and cash equivalents	$120,634	$169,321
Accounts and notes receivable:
Trade	140,929	183,041
Other (including $6,743 in 2004 and $17,681 in 2003 with affiliates)	33,192	36,542
Intercompany notes	4,566	5,486
Contracts in process and inventories	27,570	26,397
Prepaid, deferred and refundable income taxes	25,625	30,034
Prepaid expenses	9,721	6,354

Total current assets	362,237	457,175

Land, buildings and equipment	114,597	114,225
Less accumulated depreciation	90,521	88,793

Net book value	24,076	25,432

Restricted cash	30,663	20,747
Notes and accounts receivable — long-term	1,621	1,654
Investment and advances	123,660	116,408
Other assets	10,139	9,495
Deferred income taxes	57,861	53,995

TOTAL ASSETS	$610,257	$684,906

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current Liabilities:
Current installments on long-term debt	$447	$440
Accounts payable (including $31,415 in 2004 and $50,920 in 2003 with affiliates)	110,790	172,551
Accrued expenses	107,264	104,397
Intercompany notes payable	5,819	3,903
Estimated costs to complete long-term contracts	222,954	238,196
Advance payments by customers	10,222	28,556
Income taxes	18,934	17,339

Total current liabilities	476,430	565,382

Long-term debt less current installments	—	983
Intercompany notes payable — long-term	306,056	306,871
Deferred income taxes	6,316	5,277
Pension, postretirement and other employee benefits	81,414	75,569
Other long-term liabilities and minority interest	75,078	74,231
Commitments and contingencies	—	—

TOTAL LIABILITIES	945,294	1,028,313

Shareholder’s Deficit
Common Stock — $ 1.456 par value; authorized 10,000,000 shares; issued 5,000,000	7,280	7,280
Capitalization of intercompany notes receivable	(66,440)	(66,251)
Accumulated deficit	(105,723)	(117,287)
Accumulated other comprehensive loss	(170,154)	(167,149)

TOTAL SHAREHOLDER'S DEFICIT	(335,037)	(343,407)

TOTAL LIABILITIES AND SHAREHOLDER'S DEFICIT	$610,257	$684,906

See notes to condensed consolidated financial statements.

Foster Wheeler Europe Limited and Subsidiaries
Condensed Consolidated Statement of Operations and Comprehensive Income/(Loss)
(in thousands of dollars)
(Unaudited)

	For the Three Months Ended March 31,

	2004	2003

Revenues and other income:
Operating revenues	$353,038	$337,640
Interest income (including $892 in 2004 and $875 in 2003 with affiliates)	3,042	1,827
Other income	16,859	5,425

Total revenues and other income	372,939	344,892

Costs and expenses:
Cost of operating revenues	319,408	319,358
Selling, general and administrative expenses	24,142	16,564
Other deductions	3,098	1,370
Interest expense (including $6,437 in 2004 and $5,889 in 2003 with affiliates)	6,746	6,033

Total costs and expenses	353,394	343,325

Earnings before income taxes	19,545	1,567
Provision for income taxes	7,981	2,096

Net earnings (loss)	11,564	(529)

Other comprehensive income/(loss):
Change in accumulated translation adjustment during the period	(3,005)	(3,302)

Comprehensive income/(loss)	$8,559	$(3,831)

See notes to condensed consolidated financial statements.

Foster Wheeler Europe Limited and Subsidiaries
Condensed Consolidated Statement of Cash Flows
(in thousands of dollars)
(Unaudited)

	For the Three Months Ended March 31,

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash (used)/provided by operating activities	$(44,687)	$13,435

CASH FLOWS FROM INVESTING ACTIVITIES
Change in restricted cash	(9,719)	(5,075)
Capital expenditures	(238)	(1,474)
Proceeds from sale of assets	25	43
Other	—	(5)

Net cash provided/(used) by investing activities	(9,932)	(6,511)

CASH FLOWS FROM FINANCING ACTIVITIES
Capitalization of intercompany notes receivable	(189)	(2,958)
Change in notes with affiliates	4,557	(3,093)
Other	(66)	118

Net cash provided/(used) by financing activities	4,302	(5,933)

Effect of exchange rate changes on cash and cash equivalents	1,630	(1,657)

DECREASE IN CASH AND CASH EQUIVALENTS	(48,687)	(666)
Cash and cash equivalents at beginning of year	169,321	129,008

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$120,634	$128,342

See notes to condensed consolidated financial statements.

Foster Wheeler Europe Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(in thousands of dollars)
(Unaudited)

1. Nature of Operations and Relationship to Foster Wheeler Ltd. and Subsidiaries

Foster Wheeler Europe Limited (the “Company”) is a wholly owned subsidiary of Foster Wheeler International Corporation which is an indirectly wholly owned subsidiary of Foster Wheeler Ltd. The principal operations of the Company are to provide design, engineer, and construct petroleum processing facilities (upstream and downstream), chemical, petrochemical, pharmaceutical and natural gas liquefaction (LNG) facilities, and related infrastructure, including power generation and distribution facilities, production terminals and pollution control equipment. The Company principally operates under one segment, primarily outside of the United States, with operations in the United Kingdom, Italy, France, Turkey, Spain, Singapore and South Africa.

The Company has transactions and relationships with Foster Wheeler Ltd. and its affiliates. The financial position, results of operations, and the cash flows of the Company have been impacted by these transactions and relationships as discussed in Notes 2, 3, 4, 5 and 10.

The functional currency of the Company is the Pound Sterling and the reporting currency is the U.S. dollar.

2. Liquidity and Going Concern

The accompanying condensed consolidated financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern is largely dependent on Foster Wheeler Ltd.’s ability to continue as a going concern. Foster Wheeler Ltd. may not, however, be able to continue as a going concern. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, Foster Wheeler Ltd.’s ability to return to profitability, to continue to generate cash flows from operations, asset sales and collections of receivables to fund its obligations including those resulting from asbestos related liabilities, as well as Foster Wheeler Ltd. maintaining credit facilities and bonding capacity adequate to conduct its business. Foster Wheeler Ltd. has incurred losses for the three months ended March 26, 2004 and in each of the years in the three-year period ended December 26, 2003 and has a shareholders’ deficit of $880,700 as of March 26, 2004. Foster Wheeler Ltd. has substantial debt obligations including its Senior Credit Facility and during 2002, it was unable to comply with certain debt covenants under the previous revolving credit agreement. As described in more detail below, Foster Wheeler Ltd. received waivers of covenant violations and ultimately negotiated new credit facilities in August 2002. In November 2002, the new Senior Credit Facility was amended to provide covenant relief of up to $180,000 of gross pretax charges recorded in the third quarter of 2002 and also to provide that up to an additional $63,000 in pretax charges related to specific contingencies could be excluded from the covenant calculation through December 2003, if incurred. In March 2003, the Senior Credit Facility was again amended to provide further covenant relief by modifying certain definitions of financial measures utilized in the calculation of the financial covenants and the minimum earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) and senior debt ratio. The credit facilities were also amended in July 2003 to provide waivers of the applicable sections of the Senior Credit Facility to permit the exchange offers described elsewhere in this report, other internal restructuring transactions as well as transfers, cancellations and setoffs of certain intercompany obligations. There is no assurance that Foster Wheeler Ltd. will be able to comply with the terms of the Senior Credit Facility, as amended, and other debt agreements during 2004. Management’s current forecast indicates that Foster Wheeler Ltd. will be in compliance with financial covenants throughout 2004. However, there can be no assurance that the actual financial results will match the forecasts or that Foster Wheeler Ltd. will not violate the covenants.

Foster Wheeler Ltd.’s U.S. operations, which include the corporate functions, are cash flow negative and are expected to continue to generate negative cash flow due to a number of factors including costs related to Foster Wheeler Ltd.’s indebtedness, obligations to fund U.S. pension plans, and other expenses related to corporate overhead.

Foster Wheeler Ltd’s management closely monitors liquidity and updates its U.S. liquidity forecasts weekly. These forecasts include, among other analyses, cash flow forecasts, which include cash on hand, cash flows from operations, cash repatriations and loans from non-U.S. subsidiaries, asset sales, collections of receivables and claims recoveries, and working capital needs and unused credit line availability. Foster Wheeler Ltd.’s current cash flow forecasts indicate that sufficient cash will be available to fund Foster Wheeler Ltd.’s U.S. and foreign working capital needs throughout 2004. However, there can be no assurance that sufficient cash will be available in 2004.

Foster Wheeler Europe Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(in thousands of dollars)
(Unaudited)

As of March 26, 2004, Foster Wheeler Ltd. had aggregate indebtedness of approximately $1,000,000. The corporate debt must be funded primarily with distributions from Foster Wheeler Ltd’s foreign subsidiaries. As of March 26, 2004, Foster Wheeler Ltd. had cash and cash equivalents, short-term investments, and restricted cash totaling $453,800 compared to $430,200 as of December 26, 2003. Of the $453,800 total at March 26, 2004, approximately $355,800 was held by foreign subsidiaries. Foster Wheeler Ltd. is sometimes required to cash collateralize bonding or certain bank facilities. The amount of Foster Wheeler Ltd.’s restricted cash at March 26, 2004 was $73,000, of which $61,200 related to the non-U.S. operations.

Foster Wheeler Ltd. requires cash distributions from its non-U.S. subsidiaries in the normal course of its operations to meet its U.S. operations’ minimum working capital needs. Foster Wheeler Ltd.’s current 2004 forecast assumes cash repatriation from its non-U.S. subsidiaries from royalties, management fees, intercompany loans, debt service on intercompany loans, and dividends of approximately $61,000. In 2003, Foster Wheeler Ltd. repatriated approximately $100,000 from its non-U.S. subsidiaries.

There can be no assurance that the forecasted foreign cash repatriation will occur as there are significant legal and contractual restrictions on Foster Wheeler Ltd.’s ability to repatriate funds from its non-U.S. subsidiaries. These subsidiaries need to keep certain amounts available for working capital purposes, to pay known liabilities, and for other general corporate purposes. Such amounts exceed, and are not directly comparable to, the foreign component of restricted cash previously noted. In addition, certain of Foster Wheeler Ltd.’s non-U.S. subsidiaries are parties to loan and other agreements with covenants, and are subject to statutory minimum capitalization requirements in their jurisdictions of organization that restrict the amount of funds that such subsidiaries may distribute. Distributions in excess of these specified amounts would violate the terms of the agreements or applicable law which could result in civil or criminal penalties. The repatriation of funds may also subject those funds to taxation. As a result of these factors, Foster Wheeler Ltd. may not be able to repatriate and utilize funds held by its non-U.S. subsidiaries or future earnings of those subsidiaries in sufficient amounts to fund its U.S. working capital requirements, to repay debt, or to satisfy other obligations of its U.S. operations, which could limit Foster Wheeler Ltd.’s ability to continue as a going concern.

Commercial operations under a domestic contract retained by Foster Wheeler Ltd. in the Foster Wheeler Environmental Corporation (“Environmental”) asset sale commenced in January 2004. The plant processes low-level nuclear waste for the U.S. Department of Energy (“DOE”). Foster Wheeler Ltd. funded the plant’s construction costs and operates the facility. The majority of Foster Wheeler Ltd.’s invested capital is expected to be recovered during the early stages of processing the waste materials. This project’s performance exceeded expectations during the first quarter of 2004 and successfully processed sufficient materials to fully recover the forecasted 2004 capital recovery amount. The original forecast expected to recover the capital over the first three quarters of 2004. At March 26, 2004 the project generated a year to date net cash flow of approximately $32,400. The net cash flow forecast for 2004 from this project remains in excess of $40,000.

On February 26, 2004, the California Public Utilities Commission approved certain changes to Pacific Gas & Electric’s rates. As relevant to Foster Wheeler Ltd.’s subsidiary’s Martinez Project, the E-20T rate has been decreased by approximately 15% retroactive to January 1, 2004, having a negative effect on the subsidiary’s 2004 cash flow and earnings. This rate change has been reflected in Foster Wheeler Ltd.’s liquidity forecast.

As part of its debt restructuring plan described below, Foster Wheeler Ltd. and certain of its subsidiaries filed an amended registration statement with the Securities and Exchange Commission (“SEC”) on April 12, 2004 and on May 4, 2004, relating to an exchange offer for all of the existing $175,000 trust preferred securities, $210,000 Convertible Subordinated Notes (“Convertible Notes”), $113,700 Subordinated Robbins Exit Funding Obligations (“Robbins Bonds”), and $200,000 2005 Senior Notes (the “Senior Notes”) due 2005.

On February 5, 2004, Foster Wheeler Ltd. announced, in support of its restructuring activities, a number of institutional investors have committed to provide $120,000 of new financing in a private transaction to Foster Wheeler Ltd. to replace the current term loan and the revolving credit facility portions of its Senior Credit Facility. This commitment is contingent upon the completion of the proposed exchange offer. Additionally, Foster Wheeler Ltd. has discontinued its previously announced plans to divest one of its European operating units.

Foster Wheeler Europe Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(in thousands of dollars)
(Unaudited)

The total amount of debt and preferred trust securities subject to the proposed exchange offer that is part of Foster Wheeler Ltd.’s planned restructuring is approximately $700,000. Interest expense incurred on this debt in 2003 totaled approximately $55,000. Foster Wheeler Ltd. expects to offer a mix of equity as well as debt with longer maturities in exchange for these securities. Foster Wheeler Ltd. anticipates that both total debt and related interest expense would be significantly reduced upon completion of the debt exchange offer; however, Foster Wheeler Ltd. may not complete the exchange offer on acceptable terms, or at all.

Failure by Foster Wheeler Ltd. to achieve its cash flow forecast or to complete the components of the restructuring plan on acceptable terms would have a material adverse effect on Foster Wheeler Ltd.’s and the Company’s financial condition. These matters raise substantial doubt about Foster Wheeler Ltd.’s and the Company’s ability to continue as a going concern.

In August 2002, Foster Wheeler Ltd. finalized a Senior Credit Facility with its lender group. This facility included a $71,000 term loan, a $69,000 revolving credit facility, and a $149,900 letter of credit facility, which expires on April 30, 2005. The Senior Credit Facility is secured by the assets of the domestic subsidiaries, the stock of the domestic subsidiaries, and, in connection with Amendment No. 3 discussed below, 100% of the stock of the first-tier foreign subsidiaries. The Senior Credit Facility has no required repayments prior to maturity on April 30, 2005. The agreement requires prepayments from proceeds of assets sales, the issuance of debt or equity, and from excess cash flow. Foster Wheeler Ltd. retained the first $77,000 of such amounts and also retains a 50% share of the balance. With the sale of the Environmental net assets on March 7, 2003, and an interest in a corporate office building on March 31, 2003, the $77,000 threshold was exceeded. Accordingly, principal prepayments of $1,250 and $11,800 were made on the term loan in the first quarter of 2004 and during the full year of 2003, respectively.

The financial covenants in the Senior Credit Facility include a senior leverage ratio and a minimum EBITDA defined in the agreement, as amended. Compliance with these covenants is measured quarterly. The EBITDA covenant compares the actual average rolling four quarter EBITDA, as adjusted in the Senior Credit Facility, to minimum EBITDA targets. The senior leverage covenant compares actual average rolling EBITDA, as adjusted in the Senior Credit Facility, to total senior debt. The resultant multiple of debt to EBITDA must be less than maximum amounts specified in the Senior Credit Facility. Management’s current forecast indicates that Foster Wheeler Ltd. will be in compliance with these covenants throughout 2004.

Amendment No. 1 to the Senior Credit Facility, obtained on November 8, 2002, provides covenant relief of up to $180,000 of gross pretax charges recorded by Foster Wheeler Ltd. in the third quarter of 2002. The amendment further provides that up to an additional $63,000 in pretax charges related to specific contingencies may be excluded from the covenant calculation through December 31, 2003, if incurred. As of December 26, 2003, $31,000 of the contingency risks was favorably resolved, and additional project reserves were established for $32,000 leaving a contingency balance of $0.

Amendment No. 2 to the Senior Credit Facility, entered into on March 24, 2003, modifies (i) certain definitions of financial measures utilized in the calculation of the financial covenants and (ii) the Minimum EBITDA, and Senior Debt Ratio, as specified in section 6.01 of the Credit Agreement. In connection with this amendment of the Credit Agreement, Foster Wheeler Ltd. made a prepayment of principal in the aggregate amount of $10,000 in March 2003.

Amendment No. 3 to the Senior Credit Facility, entered into on July 14, 2003, modified certain affirmative and negative covenants to permit the exchange offer described elsewhere in this report, other internal restructuring transactions as well as transfers, cancellations and setoffs of certain intercompany obligations. The terms of the amendment called for Foster Wheeler Ltd. to pay a fee equal to 5% of the lenders’ credit exposure since it had not made a required prepayment of principal under the Senior Credit Facility of $100,000 on or before March 31, 2004. Foster Wheeler Ltd. paid the required fee of $13,600 on March 31, 2004. The annual interest rate on borrowings under the Senior Credit Facility has increased and will continue to increase an additional 0.5% each quarter until Foster Wheeler Ltd. repays $100,000 of indebtedness under the Senior Credit Facility. The fee was included in Foster Wheeler Ltd.’s liquidity forecast for 2004.

Foster Wheeler Europe Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(in thousands of dollars)
(Unaudited)

Holders of Foster Wheeler Ltd.’s Senior Notes due November 15, 2005 have a security interest in the stock and debt of certain of Foster Wheeler LLC's subsidiaries and on facilities owned by Foster Wheeler LLC or its subsidiaries that exceed 1% of consolidated net tangible assets, in each case to the extent such stock, debt and facilities secure obligations under the revolving portion of the Senior Credit Facility. As permitted by the Indenture, the Term Loan and the obligations under the letter of credit facility (collectively approximating $155,200 as of March 26, 2004) have priority to the Senior Notes in these assets while the security interest of the Senior Notes ranks equally and ratably with $69,000 of revolving credit borrowings under the Senior Credit Facility.

Foster Wheeler Ltd. finalized a sale/leaseback arrangement in the third quarter of 2002 for an office building at its corporate headquarters. This capital lease arrangement leases the facility to Foster Wheeler Ltd., for an initial non-cancelable period of 20 years. Foster Wheeler Ltd. entered into a binding agreement in the first quarter 2004 to sell a second corporate office building. The sale closed in the second quarter 2004 and generated net cash proceeds of $16,400. Of this amount, 50% has been repaid to the Senior Credit Facilities’ lenders in the second quarter 2004.

In the third quarter of 2002, Foster Wheeler Ltd. entered into a receivables financing facility that matures on August 15, 2005 and is secured by a portion of certain of Foster Wheeler Ltd.’s domestic trade receivables. Under this agreement, Foster Wheeler Ltd. has the ability to borrow up to a maximum of $40,000 using eligible trade accounts receivable as collateral. The facility is subject to covenant compliance. The financial covenants commenced at the end of the first quarter of 2003 and include a senior leverage ratio and a minimum EBITDA level. Noncompliance with the financial covenants allows the lender to terminate the arrangement and accelerate any amounts then outstanding. No borrowings were outstanding under this facility as of March 26, 2004 or December 26, 2003.

On January 26, 2004, subsidiaries in the U.K. entered into a two-year revolving credit facility with Saberasu Japan Investments II B.V. in the Netherlands. The facility provides for up to $45,000 of additional revolving loans available to provide working capital which may be required by these subsidiaries as they seek to grow the business by pursuing a larger volume of lump sum EPC contracts. The facility is secured by substantially all of the assets of these subsidiaries. The facility is subject to covenant compliance. Such covenants include a minimum EBITDA level and a loan to EBITDA ratio. As of March 26, 2004, the facility remained undrawn.

The Senior Credit Facility, the sale/leaseback arrangement, and the receivables financing arrangement have quarterly debt covenant requirements. Management’s forecast indicates that Foster Wheeler Ltd. will be in compliance with the debt covenants throughout 2004. However, there can be no assurance that the actual financial results will match the forecasts or that Foster Wheeler Ltd. will not violate the covenants. If Foster Wheeler Ltd. violates a covenant under the Senior Credit Facility, the sale/leaseback arrangement, or receivables financing arrangement, repayment of amounts borrowed under such agreements could be accelerated. Acceleration of these facilities would result in a default under the following agreements: the Senior Notes, the Convertible Notes, the Subordinated Deferrable Interest Debentures, the Subordinated Robbins Facility Exit Funding Obligations, and certain of the special-purpose project debt facilities , which would allow such debt to be accelerated as well. The total amount of Foster Wheeler Ltd.’s debt that could be accelerated, including the amount outstanding under the Senior Credit Facility, is $915,000 as of March 26, 2004. Foster Wheeler Ltd. would not be able to repay amounts borrowed if the payment dates were accelerated. The debt covenants and the potential payment acceleration requirements raise substantial doubts about Foster Wheeler Ltd.’s and the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On November 14, 2003, Foster Wheeler Ltd. was de-listed from the New York Stock Exchange (“NYSE”) because Foster Wheeler Ltd. ceased to meet NYSE continued listing criteria. Foster Wheeler Ltd.’s common stock and 9.00% FW Preferred Capital Trust I securities are quoted and traded on the Over-the-Counter Bulletin Board (“OTCBB”).

Under Bermuda law, the consent of the Bermuda Monetary Authority (“BMA”) is required prior to the transfer by non-residents of Bermuda of a Bermuda company’s shares. Since becoming a Bermuda company, Foster Wheeler Ltd. has relied on an exemption from this rule provided to NYSE-listed companies. Due to Foster Wheeler Ltd. being de-listed, this exemption is no longer available. To address this issue, Foster Wheeler Ltd. obtained the consent of the BMA to transfers between non-residents for so long as Foster Wheeler Ltd.’s shares continue to be quoted in the Pink Sheets or on the OTCBB. Foster Wheeler Ltd. believes that this consent will continue to be available.

Foster Wheeler Europe Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(in thousands of dollars)
(Unaudited)

3. Sale of Investment in Foster Wheeler Energia S.A.

In October 2003, the Company sold its investment in Foster Wheeler Energia S.A., a wholly owned subsidiary of Foster Wheeler Europe Limited, for proceeds of approximately $30,675. The subsidiary was sold to a wholly owned affiliate of Foster Wheeler Ltd. The sales price approximated the carrying value. The Company has reflected this transaction as a reorganization of companies under common control. Accordingly, the accompanying financial statements have been revised to eliminate the activity of Foster Wheeler Energia S.A. from the consolidated statements of financial position, results of operations and cash flows for all periods presented.

4. Summary of Significant Accounting Policies

The condensed consolidated balance sheet as of March 31, 2004 and the related condensed consolidated statements of operations and comprehensive income/(loss) and of cash flows for the three months ended March 31, 2004 and 2003, are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted of normal recurring items except for specific items discussed herein. Interim results are not necessarily indicative of results for a full year.

The condensed consolidated balance sheet as of December 31, 2003 has been derived from the 2003 audited financial statements. A summary of the Company’s significant accounting policies is presented below. There has been no material change in the accounting policies followed by the Company during 2004.

Principles of Consolidation — The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of Foster Wheeler Europe Limited and all significant subsidiary companies. All significant intercompany transactions and balances have been eliminated.

The Company’s fiscal year ends on December 31.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Changes in estimates are reflected in the periods in which they become known. Significant estimates are used when accounting for long-term contracts including customer and vendor claims, depreciation, employee benefit plans, taxes and contingencies, among others.

As of March 31, 2004 and December 31, 2003, the Company had recorded commercial claims of approximately $500 and $0, respectively. The increase is due to claims recorded in accordance with American Institute of Certified Public Accountants Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” (“SOP 81-1”), as discussed under “Revenue Recognition on Long-Term Contracts.”

Revenue Recognition on Long-term Contracts — Revenues and profits on long-term fixed-price contracts are recorded under the percentage-of-completion method. Progress towards completion is measured using physical completion of individual tasks for all contracts with a value of $5,000 or greater. Progress towards completion of fixed-priced contracts with a value under $5,000 is measured using the cost-to-cost method.

Revenues and profits on cost-reimbursable contracts are recorded as the costs are incurred. The Company includes flow-through costs consisting of materials, equipment and subcontractor costs as revenue on cost-reimbursable contracts when the Company is responsible for the engineering specifications and procurement for such costs.

Contracts in progress are stated at cost increased for profits recorded on the completed effort or decreased for estimated losses, less billings to the customer and progress payments on uncompleted contracts. Negative balances are presented as “estimated costs to complete long-term contracts.” The Company has numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. However, current estimates may be revised as additional information becomes available. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated. The elapsed time from award of a contract to completion of performance may be up to four years.

Foster Wheeler Europe Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(in thousands of dollars)
(Unaudited)

Claims are amounts in excess of the agreed contract price (or amounts not included in the original contract price) that a contractor seeks to collect from customers or others for delays, errors in specifications and designs, contract terminations, change orders in dispute or unapproved as to both scope and price or other causes of unanticipated additional costs. The Company records claims in accordance with paragraph 65 of SOP 81-1. This statement of position states that recognition of amounts as additional contract revenue related to claims is appropriate only if it is probable that the claims will result in additional contract revenue and if the amount can be reliably estimated. Those two requirements are satisfied by the existence of all of the following conditions: the contract or other evidence provides a legal basis for the claim; additional costs are caused by circumstances that were unforeseen at the contract date and are not the result of deficiencies in the contractor’s performance; costs associated with the claim are identifiable or otherwise determinable and are reasonable in view of the work performed; and the evidence supporting the claim is objective and verifiable. If such requirements are met, revenue from a claim is recorded only to the extent that contract costs relating to the claim have been incurred. Costs attributable to claims are treated as costs of contract performance as incurred. Such claims are currently in various stages of negotiation, arbitration and other legal proceedings.

Cash and Cash Equivalents — Cash and cash equivalents include highly liquid short-term investments purchased with original maturities of three months or less. The Company requires a substantial portion of these funds to support their liquidity and working capital needs. Accordingly, these funds may not be readily available for repatriation to its parent.

Restricted Cash — Restricted cash consists of approximately $29,100 at March 31, 2004 that was required to collateralize letters of credit and bank guarantees, and approximately $1,600 of client escrow funds.

Trade Accounts Receivable — In accordance with terms of long-term contracts, certain percentages of billings are withheld by customers until completion and acceptance of the contracts. Final payments of all such amounts withheld might not be received within a one-year period. In conformity with industry practice, however, the full amount of accounts receivable, including such amounts withheld, has been included in current assets. Trade accounts receivable are continually evaluated in accordance with corporate policy. Provisions are established on a project specific basis when there is an issue associated with the client’s ability to make payments or there are circumstances where the client is not making payment due to contractual issues. Customer payment history, trends within the various markets served and general economic trends are also evaluated when considering the necessity of a provision.

Accounts and Notes Receivable Other — Non-trade accounts and notes receivable consist primarily of receivables from affiliated companies of $6,743 at March 31, 2004, and $17,681 at December 31, 2003, foreign refundable value-added tax and accrued interest receivable.

Land, Buildings and Equipment — Depreciation is computed on a straight-line basis using composite estimated lives ranging from 10 to 50 years for buildings and from 3 to 35 years for equipment. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized. Upon retirement or other disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are reflected in earnings.

Investments and Advances — The Company uses the equity method of accounting for investment ownership of between 20% and 50% in affiliates unless significant economic considerations indicate that the cost method is appropriate due to a lack of a controlling financial interest. Investment ownership of less than 20% in affiliates is carried at cost.

Income Taxes — Income tax expense in the Company’s statements of operations has been calculated on a separate company basis for its subsidiaries that file tax returns in their foreign jurisdictions. Deferred income taxes are provided on a liability method whereby deferred tax assets/liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities, as well as operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Foster Wheeler Europe Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(in thousands of dollars)
(Unaudited)

Foreign Currency — Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at month-end exchange rates and income and expenses and cash flows at monthly weighted-average rates.

The Company enters into foreign exchange contracts in its management of foreign currency exposures related to commercial contracts. Changes in the fair value of derivative contracts that qualify as designated cash flow hedges are deferred until the hedged forecasted transaction affects earnings. Amounts receivable (gains) or payable (losses) under foreign exchange hedges are recognized as deferred gains or losses and are included in either contracts in process or estimated costs to complete long-term contracts. The Company utilizes foreign exchange contracts solely for hedging purposes, whether or not they qualify for hedge accounting under SFAS No. 133. At March 31, 2004 and 2003, the Company did not meet the requirements for deferral under SFAS No. 133 and recorded in the three months ended March 31, 2004 an after-tax loss on derivative instruments of approximately $31 and in the three months ended March 31, 2003 recorded an after-tax gain on derivative instruments of approximately $642.

Contracts in Process and Estimated Costs to Complete Long-term Contracts – In accordance with terms of long-term contracts, amounts recorded in contracts in process and estimated costs to complete long-term contracts may not be realized or paid, respectively, within a one-year period. In conformity with industry practice, however, the full amount of contracts in process and estimated costs to complete long-term contracts have been included in current assets and current liabilities, respectively.

Inventories — Inventories, principally materials and supplies, are stated at the lower of cost or market, determined primarily on the average-cost method.

Stock Option Plans — Foster Wheeler Ltd. has fixed option plans which reserve shares of common stock for issuance to executives, key employees, and directors. Employees of the Company participate in these plans. Foster Wheeler Ltd. and the Company have adopted the disclosure-only provision of the Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148 “Accounting for Stock Based Compensation — Transition and Disclosure.” Foster Wheeler Ltd. and the Company continues to account for stock options granted to employees and directors using intrinsic value method under Accounting Principles Board (“APB ”) Opinion No. 25, “Accounting for Stock Issued to Employees.”

	For the three months ended March 31,

	2004	2003

Net earnings (loss) — as reported	$11,564	$(1,142)
Deduct: Total stock-based employee compensation expense determined under fair value based method for awards net of taxes of $0	—	—

Net earnings (loss) — pro forma	$11,564	$(1,142)

Recent Accounting Developments — In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” This interpretation requires consolidation by business enterprises of variable interest entities which have one or both of the following characteristics:

•	The equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; and

•	The equity investors lack one or more of the following essential characteristics of a controlling financial interest: a) the direct or indirect ability to make decisions about the entity’s activities through voting rights or similar rights; b) the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; and c) the right to receive expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected loss.

Foster Wheeler Europe Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(in thousands of dollars)
(Unaudited)

FIN 46 applied immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. On October 9, 2003, the effective date of FIN 46 for variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003 was deferred until the end of the first interim or annual period ending after March 15, 2004.

The Company adopted the provisions of this interpretation in the first quarter of 2004. The adoption did not result in the consolidation of any previously unconsolidated variable interest entities.

In December 2003, the FASB issued SFAS No. 132R “Employers’ Disclosure about Pensions and Other Postretirement Benefits.” SFAS No. 132R requires the following disclosures: (1) the dates on which plan’s assets and obligations are measured, (2) reporting entities must segregate data on the market values of plan assets into broad asset categories, (3) a narrative description of the investment policy of plan assets, (4) a narrative description for the basis for the development of the expected long-term rate of return of plan assets, (5) expected contributions to be made to the plan on a cash basis over the next fiscal year and (6) expected benefit payments for each of the next ten fiscal years. These changes are effective for fiscal years ending after December 15, 2003, with the exception of (1) expected benefit payments and (2) foreign plans which are delayed until fiscal years ending after June 15, 2004. SFAS No. 132R requires disclosure of two items in quarterly interim reports. These requirements are the net benefit cost and contribution made during the fiscal year. The Company adopted the disclosure requirements of this standard, including the foreign plans.

5. Changes in Shareholder’s Deficit

Changes in Shareholder’s deficit for the three months ended March 31, 2004 were as follows:

		Capitalization
		of		Accumulated
		Intercompany		Other	Total
	Common	Notes	Accumulated	Comprehensive	Shareholder's
	Stock	Receivable	Deficit	Loss	Deficit

Balance at December 31, 2003	7,280	(66,251)	(117,287)	(167,149)	(343,407)
Capitalization of intercompany notes receivable		(189)			(189)
Net earnings			11,564		11,564
Foreign currency translation adjustment				(3,005)	(3,005)

Balance at March 31, 2004	7,280	(66,440)	(105,723)	(170,154)	(335,037)

6. Investments, Advances and Equity Interests

The Company owns a non-controlling equity interest in two energy projects and one waste-to-energy project; all are located in Italy. Two of the projects are each 42% owned while the third is 49% owned by the Company. Following is summarized financial information for the Company’s equity affiliates combined, as well as the Company’s interest in the affiliates.

	March 31,	December 31,
	2004	2003

Balance Sheet Data:
Current assets	$101,776	$94,525
Other assets (primarily buildings and equipment)	383,519	409,267
Current liabilities	39,014	31,445
Other liabilities (primarily long-term debt)	361,849	385,047

Net assets	$84,432	$87,300

Foster Wheeler Europe Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(in thousands of dollars)
(Unaudited)

	For the three months ended March 31,

	2004	2003

Total revenues	$62,850	$47,888
Gross earnings	15,538	13,707
Income before taxes	11,076	7,406
Net earnings	$6,669	$4,130

As of March 31, 2004, the Company’s share of the net earnings and its investment in the equity affiliates totaled $2,857 and $35,556, respectively. The Company has guaranteed certain performance obligations of such projects. The Company’s average contingent obligations under such guarantees are approximately $1,800 per year in total for the three projects.

Additionally, at March 31, 2004, the Company holds investments in unconsolidated affiliates of $59,700 carried at cost since the Company does not hold a controlling financial interest. The Company has made advances of $28,404 to its third-party equity investees.

7. Income Taxes

The difference between the statutory and effective tax rates for the first quarter of 2004 and the first quarter of 2003 is primarily due to valuation reserves for nondeductible losses and differences in foreign tax rates. The effective tax rate for the quarter ended March 31, 2004 and 2003 is 40.8% and 133.7%, respectively. The variance is due to the changes in the amount of nondeductible losses relative to pretax income from the first quarter of 2003 to the first quarter of 2004.

8. Pension Benefits

Components of net periodic pension cost for the three months ended March 31, 2004 and 2003 are as follows:

	Pension Benefits

	2004	2003

Service Cost	$7,512	$3,077
Interest Cost	4,344	6,442
Expected return on plan assets	(7,488)	(5,582)
Amortization of prior service cost	423	369
Recognized actuarial loss — other	4,436	4,872

SFAS No. 87 — Net periodic pension cost	$9,227	$9,178

The Company disclosed in its consolidated financial statements for the year ended December 31, 2003, that it expected to contribute $26,500 to its pension plan in the year 2004. As of March 31, 2004, $4,700 of that contribution has been made.

9. Warranty Reserves

The Company provides for make good/warranty reserves on certain of its long-term contracts. Generally, these reserves are accrued over the life of the contract so that a sufficient balance is maintained to cover the exposures at the conclusion of the contract.

Foster Wheeler Europe Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(in thousands of dollars)
(Unaudited)

	For the three months ended March 31,

	2004	2003

Balance at beginning of quarter	$40,800	$19,900
Accruals	3,700	2,100
Settlements	(700)	—
Adjustments to provisions	1,400	(500)

Balance at end of quarter	$45,200	$21,500

10. Litigation and Uncertainties

In the ordinary course of business, the Company and its subsidiaries enter into contracts providing for assessment of damages for nonperformance or delays in completion. Suits and claims have been or may be brought against the Company by customers alleging deficiencies in either equipment or plant construction and seeking resulting alleged damages. Additionally, the Company evaluates its non-contract exposures and records accruals as necessary. Based on its knowledge of the facts and circumstances relating to the Company’s liabilities, if any, and to its insurance coverage, management of the Company believes that the disposition of such suits will not result in material charges against assets or earnings materially in excess of amounts previously provided in the accounts. During 2002, approximately $5,000 was accrued related to estimated exposures. This charge was recorded in other deductions on the condensed consolidated statement of operations and comprehensive income/(loss).

The ultimate legal and financial liability of the Company in respect to all claims, lawsuits and proceedings cannot be estimated with certainty.

11. Related Party Transactions

The Company enters into long-term contracts as a subcontractor and/or performs subcontracting work for certain Foster Wheeler affiliates. Included in the condensed consolidated statement of operations and comprehensive income/(loss) for the three months ended March 31, 2004 and 2003 related to these contracts and intercompany borrowings are the following:

	For the three months ended March 31,

	2004	2003

Operating revenues	$1,561	$1,171
Cost of operating revenues	7,930	2,431
Interest income	892	875
Interest expense	6,437	5,889

Costs incurred by Foster Wheeler Ltd. and certain of its affiliates on behalf of the Company are charged to the Company through a management fee. These fees represent management’s estimation of a reasonable allocation of the Company’s share of such costs. These costs, plus royalty fees, are included in costs and expenses and totaled $5,868 and $4,756 for the three months ended March 31, 2004 and 2003, respectively.

Included in the condensed consolidated balance sheet at March 31, 2004 and December 31, 2003 related to long-term contract activity and intercompany borrowings with Foster Wheeler affiliates are the following:

	March 31,	December 31,
	2004	2003

Accounts and notes receivable — other	$6,743	$17,681
Intercompany notes receivable	4,566	5,486
Accounts payable	31,415	50,920
Intercompany notes payable	311,875	310,774

Intercompany notes payable includes $270,000 due in 2016 with an interest rate of 7.5% in 2004 and 2003.

Foster Wheeler Europe Limited and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(in thousands of dollars)
(Unaudited)

Also reflected in the condensed consolidated balance sheet, due to the uncertainty of collection based on the going concern issues addressed in Note 2, the Company reduced intercompany notes receivable and charged shareholder’s deficit for its notes receivable from U.S. affiliates. The impact on shareholder’s deficit was a reduction of $66,440 at March 31, 2004 and $66,251 at December 31, 2003.

Additionally, at March 31, 2004 and December 31, 2003, the Company held investments in unconsolidated affiliates of $59,700 and $50,680, respectively, at cost.

In 2001, the Company purchased the investments in its subsidiaries from its parent, Foster Wheeler International Corporation. As the transfer of ownership occurred between entities under common control, the difference between the purchase price and the net equity of these subsidiaries of $250,291 was charged to paid-in capital in the amount of $86,886 and to accumulated deficit in the amount of $163,405, as the Company’s paid-in capital could not absorb the full amount of the excess purchase price.

All of the related party transactions discussed above are eliminated in the Foster Wheeler Ltd. and Subsidiaries condensed consolidated balance sheet as of March 26, 2004 and December 26, 2003 and the related condensed consolidated statements of operations and comprehensive loss and cash flows for the three-month period ended March 26, 2004 and March 28, 2003.

12. Security Pledged as Collateral

Foster Wheeler LLC issued $200,000 Notes (“Senior Notes”) in the public market, which bear interest at a fixed rate of 6.75% and are due November 15, 2005. Holders of the Senior Notes have a security interest in the stock and debt of Foster Wheeler LLC's subsidiaries and on facilities owned by Foster Wheeler LLC or its subsidiaries that exceed 1% of consolidated net tangible assets, in each case to the extent such stock, debt and facilities secure obligations under the Senior Credit Facility. As permitted by the Indenture, the Term Loan and the obligations under the letter of credit facility (collectively approximating $155,200 at March 26, 2004) have priority to the Senior Notes in these assets while the security interest of the Senior Notes ranks equally and ratably with $69,000 of revolving credit borrowings under the Senior Credit Facility.